EX-10.71.22

AMENDED AND RESTATED PROMISSORY NOTE

U.S. $7,207,500.00 November 12, 2009
 Seattle, Washington

This Amended and Restated Promissory Note (“Note”) reevidences, amends, restates and supersedes in its entirety but does not in any way satisfy nor discharge the outstanding indebtedness owed under that certain Promissory Note dated as of October 17, 2008, in the original principal amount of $9,802,500, made by Emeritol Meadowbrook LLC and Emeritol Stonecreek Lodge LLC, and payable to the order of the Lender (as hereinafter defined).

FOR VALUE RECEIVED, EMERITOL STONECREEK LODGE LLC, a Delaware limited liability company, (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association (“Lender”), having an address at Key Healthcare Finance, 1301 Fifth Avenue, 23rd Floor, Mailcode: WA 31-13-2313, Seattle, WA 98101, the principal sum of SEVEN MILLION, TWO HUNDRED SEVEN THOUSAND and NO/100 DOLLARS ($7,207,500.00), and interest from the date hereof on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

This Note is issued by Borrower pursuant to that certain Loan Agreement dated October 17, 2008, as modified by the Loan Modification Agreement dated October 30, 2009 (as amended, the “Loan Agreement”).  This Note evidences the Loan (as defined in the Loan Agreement).  Payment of this Note is governed by the Loan Agreement, the terms of which are incorporated herein by express reference as if fully set forth herein.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

1.	Interest. The principal amount hereof outstanding from time to time shall bear interest until paid in full at the Applicable Rate.

2.	Monthly Payments. Interest only shall be payable in arrears on the first (1st)

day of each calendar month after the date hereof up to and including the Maturity Date in the amount of all interest accrued during the immediately preceding calendar month.  All payments on account of the indebtedness evidenced by this Note shall be made to Lender prior to the close of business on the day when due in lawful money of the United States and shall be first applied to late charges, costs of collection or enforcement and other similar amounts due, if any, under this Note and any of the other Loan Documents, then to interest due and payable hereunder and the remainder to principal due and payable hereunder.

3.	Maturity Date. The indebtedness evidenced hereby shall mature on the Maturity Date. On the Maturity Date, the entire outstanding principal balance hereof,

together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.

4.	General Provisions.

(a)
In the event (i) the principal balance hereof is not paid when due whether by acceleration or upon the Maturity Date or (ii) an Event of Default exists, then the principal balance hereof shall bear interest from and after the date when due at the Default Rate.  In addition, for any monthly installment (exclusive of the payment due upon the Maturity Date or earlier date if due by acceleration) which is not paid within five (5) days after the due date thereof, a late charge equal to the greater of (a) four percent (4%) of the amount of such installment or (b) $25 shall be due and payable to the holder of this Note on demand to cover the extra expense involved in handling delinquent payments.

(b)	Borrower agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.

(c)
The parties hereto intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Borrower and the holder or holders hereof under the remainder of this Note shall continue in full force and effect.  All agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holders hereof for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws.  If, from any circumstances whatsoever, the fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity and if from any circumstance the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

(d)
This Note and all provisions hereof shall be binding upon Borrower and all persons claiming under or through Borrower, and shall inure to the benefit of Lender, together with its successors and assigns, including each owner and holder from time to time of this Note.

(e)
Time is of the essence as to all dates set forth herein, provided, however, if a payment is due on a date that is not a Business Day, then such payment shall not be due until the Business Day immediately following such date.

(f)
Borrower agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; and Borrower consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, all whether primarily or secondarily liable, without notice to Borrower and without affecting their liability hereunder.

(g)
Borrower hereby waives and renounce for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.

(h)
If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Borrower promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all reasonable out-of-pocket costs of collecting or attempting to collect this Note, including all reasonable attorneys’ fees and disbursements.

(i)
Except as otherwise specifically provided in this Note or any other Loan Document, all parties now or hereafter liable with respect to this Note, whether Borrower, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest.  No failure to accelerate the indebtedness evidenced hereby, acceptance of a past due installment following the expiration of any cure period provided by this Note, any Loan Document or applicable law, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of Washington.  Borrower hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  Borrower’s principal offices are located within the State of Washington, and Lender is making the Loan to Borrower within the State of Washington.  Accordingly, Borrower agrees that this Note shall be construed, enforced and otherwise governed by the laws of the State of Washington.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LEND MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Borrower has delivered this Note as of the day and year first set forth above.

EMERITOL STONECREEK LODGE LLC, a  Delaware limited liability company

By:           Summerville Senior Living, Inc., a Delawarecorporation, its Sole Member

   By:           /s/ Eric Mendelsohn
   Name: Eric Mendelsohn
   Title: Senior VP Corporate Development